SUBSCRIPTION AGREEMENT

ICTV Brands Inc.

Series A Preferred Stock

1.       Basic Agreement. I hereby agree to purchase 210,000 shares of Series A Preferred Stock (the “Stock”) of ICTV Brands Inc. (the “Company”) at a purchase price of US$1.92 per share. In fulfillment of my obligation to make such purchase, I hereby tender US$403,200.00 as the full subscription amount by wire transfer payable to ICTV Brands Inc.

2.       Conditions to Receipt and Acceptance. This agreement shall be deemed accepted by the Company upon execution of the “Receipt and Acceptance” below. After that time, I will possess all the rights and powers of a stockholder of the Company as granted by the Company’s Articles of Incorporation.

3.       Representations. I hereby acknowledge and represent that:

(a)       I am an Accredited Investor because I am (check those applicable):

_X_ a natural person with an individual or joint net worth of at least $1,000,000, excluding any equity in my primary residence;

___ a natural person with an annual income in excess of $200,000 (or joint income with my spouse in excess of $300,000) in each of the past two years and expected such income again in the current year;

___ an employee benefit plan as defined in the Employee Retirement Income Security Act of 1974, and either (i) the investment decision is made by a plan fiduciary which is a bank, insurance company or registered investment advisor, or (ii) the total assets of the benefit plan are in excess of $5,000,000;

___ an entity in which all of the equity owners are accredited.

(b)       I have been advised and am aware that the issuance of the Stock will not be registered under the Securities Act of 1933 or any state securities laws, but will be issued under one or more exemptions from the registration provisions of those laws.

(c)       I have been advised and understand that because the issuance of the Stock will not be registered, I may resell the Stock only in compliance with an exemption from registration, such as Rule 144 promulgated under the Securities Act of 1933.

(d)       I am familiar with the terms of the Stock. I understand that the Company is a reporting company under the Securities Exchange Act of 1934 and, as such, files annual, quarterly and other reports with the Securities and Exchange Commission. Such filings can be reviewed on line at www.sec.gov/edgar, or various other commercial sites. I have reviewed the Company’s most recent Annual Report on Form 10K, and the Company’s Quarterly Reports on Form 10Q for periods ended after the period covered by the Company’s most recent Annual Report on Form 10K, and such other filings as I deemed appropriate.

(e)       I understand the risks of an investment in the Stock. I have consulted with an attorney and/or accountant to the extent I deemed it necessary in reviewing this investment.

(f)       I have had an opportunity to question the principals of the Company as to all matters which I deem material and relevant in my decision to make an investment in the Stock and have had the opportunity to obtain any and all additional information necessary to verify the accuracy of the information received or any other supplemental information which I deem relevant to make an informed investment decision.

(g)       I am purchasing the Stock for my own account, for investment, and not as a nominee for others.

(h)       I am a resident of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, I have executed this Agreement on May 2, 2018.

How Units are to be held:

[X] Individual	KELVIN CLANEY
[ ] Tenants by the Entirety
[ ] Joint Tenants WROS
[ ] Corporation
[ ] Limited Liability Company	Signature of Subscriber

RECEIPT AND ACCEPTANCE

ICTV Brands Inc. hereby acknowledges receipt from the subscriber of $403,200.00 as payment in full for 210,000 Shares of Series A Preferred Stock and accepts such applicant’s above subscription.

ICTV BRANDS INC.

By: Ernest P. Kollias, Jr.

Ernest P. Kollias, Jr., CFO